Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Orange County Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (1)(2)	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee (3)
Debt	Debt securities
Equity	Common stock, $0.50 par value per share
Other	Warrants
Other	Purchase Contracts
Other	Units (4)
Other	Subscription Rights
Unallocated (Universal) Shelf					$100,000,000	0.00014760	$14,760
Total Offering Amounts					$100,000,000	0.00014760	$14,760
Total Fees Previously Paid							–
Total Fee Offsets							$11,020
Net Fee Due							$3,740

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Company	S-3	333-268635	December 1, 2022		$11,020	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	$100,000,000
Fee Offset Sources	Company	S-3	333-268635		December 1, 2022						$11,020	(5)

(1)	The proposed amount to be registered, maximum offering price per class of security and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(2)	This registration statement covers such indeterminate number of shares of common stock and an indeterminate amount of debt securities, warrants, purchase contracts, units and subscription rights of Orange County Bancorp, Inc., having an aggregate initial offering price not to exceed $100,000,000. The securities registered hereunder are to be issued from time to time at prices to be determined. In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act, as amended.
(4)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from one another.
(5)	On December 1, 2022, the registrant initially filed a Registration Statement on Form S-3 (File No. 333-268635) (the "Original Registration Statement"), which registered an aggregate principal amount of $100,000,000 of common stock, debt securities, warrants, purchase contracts, units and subscription rights to be offered by the registrant from time to time (together, the "Original Offering"). No securities were sold pursuant to the Original Offering, and the Original Offering has been terminated. As a result, the registrant has $11,020 in unused filing fees associated with the Original Offering. In accordance with Rule 457(p) under the Securities Act of 1933, as amended, the registrant is using $11,020 of the unused filing fees to offset the filing fee payable in connection with this filing.